Exhibit 10.43

SEPARATION AGREEMENT

AND GENERAL RELEASE OF CLAIMS

This SEPARATION AGREEMENT AND GENERAL RELEASE OF CLAIMS (this “Agreement”) is entered into by and between Petco Animal Supplies Stores, Inc. (the “Company”), John Zavada (“Executive”), and solely for purposes of Section 2(c), Scooby LP (“Scooby”). Executive, the Company and Scooby are each referred to herein as a “Party” and collectively as the “Parties.”

WHEREAS, Executive’s employment with the Company terminated effective as of December 6, 2024 (the “Separation Date”);

WHEREAS, Executive holds the Common Series C Units in Scooby set forth on Exhibit A hereto (the “Units”) pursuant to those Common Series C Unit Award Agreements between Executive and Scooby (collectively, the “Award Agreements”), which are vested and unvested as of the Separation Date as set forth on Exhibit A;

WHEREAS, Executive and the Company are parties to an employment offer letter (the “Offer Letter”) and Executive is a participant in the Petco Health and Wellness Company, Inc. Executive Severance Plan (the “Severance Plan”);

WHEREAS, the Company and Scooby wish to provide Executive with certain separation benefits, which are conditioned upon Executive’s execution, delivery and non-revocation of this Agreement; and

WHEREAS, the Parties wish to resolve any and all claims that Executive has or may have against the Company, Scooby and the other Company Parties (as defined below), including any claims that Executive has or may have arising from or relating to Executive’s employment, or the end of Executive’s employment, with any Company Party.

NOW, THEREFORE, in consideration of the promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Executive and the Company, the Parties, intending to be legally bound, hereby agree as follows:

1.
Separation from Employment.
(a)
Executive’s employment with the Company terminated effective as of the Separation Date. As of the Separation Date, Executive will no longer be employed by the Company or any other Company Party, and Executive will be deemed to have automatically resigned (i) as an officer of the Company and its affiliates (as applicable) and (ii) from the board of managers, board of directors or similar governing body of each of the Company and its affiliates (as applicable) and any other corporation, limited liability company, trade organization, or other entity in which the Company or any of its affiliates holds an equity interest or with respect to which board or similar governing body Executive serves as the designee or other representative of the Company or any of its affiliates.
(b)
Subject to receipt of the payments and/or benefits expressly contemplated by Section 2 hereof, Executive acknowledges and agrees that Executive has been paid in full all bonuses, been provided all benefits, and otherwise received all wages, compensation and other sums that Executive has been owed by each Company Party. Executive further acknowledges and agrees that Executive has received all leaves (paid and unpaid) that Executive has been entitled to receive from each Company Party.
2.
Separation Payments and Benefits. Provided that Executive: (x) executes this Agreement on or after the Separation Date and returns a copy of this Agreement that has been executed by Executive to the

Company so that it is received by Giovanni Insana, Chief Legal Officer and Secretary, 10850 Via Frontera, San Diego, California 92127 (email: Giovanni.Insana@petco.com) by no later than 5:00 pm PT on January 20, 2024 (which is at least 45 days following the date this Agreement was provided to Executive); (y) does not revoke Executive’s acceptance of this Agreement pursuant to Section 8; and (z) remains in compliance with the other terms and conditions set forth in this Agreement (including Sections 5 and 6), Executive shall be provided with the following separation payments and benefits:
(a)
The Company shall pay to Executive a lump sum cash payment of $596,190.47, representing 12 months of Executive’s base salary and 12 months of monthly premiums for Executive’s and Executive’s covered dependents’ participation in the Company’s group health plans pursuant to COBRA (as defined in the Severance Plan), payable within 30 days following the expiration of the Release Revocation Period (as defined below);
(b)
The Company shall pay to Executive a pro rata portion of the actual annual incentive that Executive would have earned for the 2024 fiscal year, based on the number of days Executive is employed during such fiscal year, payable on the date when annual incentives under the applicable incentive plan are otherwise paid and in all events by April 15, 2025, with any individual performance metrics calculated based on the average calculated payout percentage for all participants in such annual incentive plan, rounded to the nearest whole percentage point. All determinations of payouts are made in the sole discretion of the Company in good faith and payable based on actual results if the plan is funded;
(c)
In accordance with the terms of the Award Agreements, the Units designated on Exhibit A to be accelerated shall become fully vested effective as of the Separation Date upon the expiration of the Release Revocation Period, and for the avoidance of doubt, all of the Units (including the Units that vest hereunder) shall otherwise remain subject to the terms and conditions of the Award Agreements in all respects; and
(d)
The Company shall pay to Executive an additional lump sum cash payment of $200,000, payable within 30 days following the expiration of the Release Revocation Period (as defined below).

Executive acknowledges and agrees they will not be eligible for incentives or bonus payments of any other kind other than the payments described herein and the pro-rata portion of the Second Payment Installment under Executive’s April 2024 Retention Agreement in the amount of $138,798. Executive acknowledges and agrees that the consideration referenced in this Section 2 represents the entirety of the amounts Executive is eligible to receive as severance pay and benefits from the Company or any other Company Party, including under the Award Agreements, the Offer Letter, and the Severance Plan. Executive further acknowledges that as of the Separation Date, (i) all Units which remain unvested after giving effect to Section 2(c) shall be forfeited upon the Separation Date for no consideration, and Executive shall have no rights with respect thereto; and (ii) Executive will automatically forfeit any and all unvested restricted stock units, performance stock units and stock options granted under the Petco Health and Wellness Company, Inc. Equity Incentive Plan, and such awards shall terminate automatically and without any further action by the Company and at no cost to the Company.

3.
Release of Liability for Claims.
(a)
For good and valuable consideration, including the consideration set forth in Section 2 (and any portion thereof), Executive knowingly and voluntarily (for Executive, Executive’s family, and Executive’s heirs, executors, administrators and assigns) hereby releases and forever discharges the Company, Petco Animal Supplies, Inc., Scooby, Petco Health and Wellness Company, Inc. (collectively, the “Petco Affiliated Entities”) and their respective affiliates, predecessors, successors, subsidiaries and benefit plans, and the foregoing entities’ respective equity-holders, officers, directors, managers, members, partners, Executives, agents, representatives, and other affiliated persons, and the Company’s and its affiliates’ benefit plans (and the fiduciaries and trustees of such plans) (collectively, the “Company Parties”), from liability for, and Executive hereby waives, any and all claims, damages, or causes of action of any kind related to Executive’s ownership of any interest in any Company Party, Executive’s employment with any Company Party, the termination of such employment, and any other acts or omissions related to any matter occurring on or prior to the date that Executive executes this Agreement, including (i) any alleged violation through such time of: (A) any federal, state or local anti-discrimination, anti-harassment or anti-retaliation law, regulation or ordinance, including the Age Discrimination in Employment Act of 1967 (including as amended by the Older Workers Benefit Protection Act), Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, Sections 1981 through 1988 of Title 42 of the United States Code and the Americans with Disabilities Act of 1990, as amended; (B) the Employee Retirement Income Security Act of 1974 (“ERISA”); (C) the Immigration Reform Control Act; (D) the National Labor Relations Act; (E) the Occupational Safety and Health Act; (F) the Family and Medical Leave Act of 1993; (G) California’s Fair Employment and Housing Act, the California Pregnancy Disability Leave law, the California Family Rights Act, the Healthy Workplace Healthy Family Act of 2014, the California Labor Code, the Private Attorneys’ General Act (Labor Code§ 2698 et seq.), any Wage Orders issued by the California Industrial Welfare Commission and the California Business and Professionals Code; (H) any federal, state or local wage and hour law; (I) any other local, state or federal law, regulation or ordinance; or (J) any public policy, contract, tort, or common law claim; (ii) any and all rights, benefits or claims Executive may have under any employment contract, incentive compensation plan or equity-based plan with any Company Party or to any ownership interest in any Company Party (including the Offer Letter, the Severance Plan and the Award Agreements); (iii) any claim for compensation or benefits of any kind not expressly set forth in this Agreement; and (iv) any allegation for costs, fees, or other expenses including attorneys’ fees incurred in or with respect to any of the foregoing (collectively, the “Released Claims”). This Agreement is not intended to indicate that any such claims exist or that, if they do exist, they are meritorious. Rather, Executive is simply agreeing that, in exchange for any consideration received by Executive pursuant to Section 2, any and all potential claims of this nature that Executive may have against the Company Parties, regardless of whether they actually exist, are expressly settled, compromised and waived. THIS RELEASE INCLUDES MATTERS ATTRIBUTABLE TO THE SOLE OR PARTIAL NEGLIGENCE (WHETHER GROSS OR SIMPLE) OR OTHER FAULT, INCLUDING STRICT LIABILITY, OF ANY OF THE COMPANY PARTIES.
(b)
Section 1542 of the Civil Code of the State of California (“Section 1542”) provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

Executive waives all rights under Section 1542 or any other law or statute of similar effect in any jurisdiction with respect to the Released Claims. Executive acknowledges that Executive understands the significance and specifically assumes the risk regarding the consequences of such release and such specific waiver of Section 1542.

(c)
For the avoidance of doubt, nothing in this Agreement releases Executive’s rights to receive payments or benefits pursuant to Section 2. Further, in no event shall the Released Claims include (i) any claim that arises after the date that Executive signs this Agreement; (ii) any claim to unemployment benefits, worker’s compensation or vested benefits under an employee benefit plan that is subject to ERISA; and (iii) any claim for breach of, or otherwise arising out of, this Agreement. Further notwithstanding this release of liability, nothing in this Agreement prevents Executive from filing any non-legally waivable claim (including a challenge to the validity of this Agreement) with the Equal Employment Opportunity Commission (“EEOC”) or comparable state or local agency or participating in (or cooperating with) any investigation or proceeding conducted by the EEOC or comparable state or local agency or cooperating in any such investigation or proceeding; however, Executive understands and agrees that Executive is waiving any and all rights to recover any monetary or personal relief from a Company Party as a result of such EEOC or comparable state or local agency or proceeding or subsequent legal actions. Further, nothing in this Agreement prohibits or restricts Executive from (A) filing a charge or complaint with, or cooperating in any investigation with, the Securities and Exchange Commission, the Financial Industry Regulatory Authority, or any other governmental agency, entity or authority (each, a “Government Agency”), (B) reporting violations of U.S. federal or state laws or regulations to a Government Agency, (C) making disclosures that are protected under U.S. federal and state whistleblower laws and regulations or (D) accepting any monetary reward in connection therewith. Nothing herein shall prevent Executive from discussing or disclosing information regarding unlawful acts in the workplace, such as harassment, discrimination or any other conduct that Executive has reason to believe is unlawful.
4.
Representations and Warranties Regarding Claims. Executive represents and warrants that, as of the time at which Executive signs this Agreement, Executive has not filed or joined any claims, complaints, charges, or lawsuits against any of the Company Parties with any governmental agency or with any state or federal court or arbitrator for, or with respect to, a matter, claim, or incident that occurred or arose out of one or more occurrences that took place on or prior to the time at which Executive signs this Agreement (excluding, for the avoidance of doubt, any whistleblower complaints protected under applicable law), and Executive is not aware of any violation of any law, rule or regulation or any other misconduct by the Company or any of its officers or employees. Executive further represents and warrants that Executive has not made any assignment, sale, delivery, transfer or conveyance of any rights Executive has asserted or may have against any of the Company Parties with respect to any Released Claim.
5.
Covenants.
(a)
Executive acknowledges and agrees that Executive has continuing obligations to the Company and its affiliates pursuant to that certain Confidentiality and Inventions Agreement, including obligations relating to confidentiality and intellectual property, and the Offer Letter, including obligations related to confidentiality and non-solicitation (collectively, the “Covenants”). In entering into this Agreement, Executive acknowledges the continued effectiveness and enforceability of the Covenants, and Executive expressly reaffirms Executive’s commitment to abide by, and agrees that he will abide by, the terms of the Covenants.
(b)
Executive shall refrain from publishing any oral or written statements about the Company and any Company Party that (i) are slanderous, libelous, disparaging or defamatory, (ii) disclose confidential information of or regarding any Company Party’s business affairs, directors, officers, managers, members, employees, consultants, agents or representatives, or (iii) place the Company, any Company Party or any of their respective directors, officers, managers, members, employees, consultants, agents or representatives in a false light before the public. The Company agrees to direct its current executive officers to refrain from publishing any oral or written statements about Executive that are slanderous, libelous, disparaging or defamatory or that place Executive in a false light before the public.
6.
Covenant to Cooperate in Legal Proceedings. Executive agrees to fully cooperate with the Petco Affiliated Entities and provide truthful information in any internal investigation, any administrative, regulatory, or judicial proceeding or any dispute with a third party. Executive understands and agrees that Executive’s cooperation may include making Executive available to the Petco Affiliated Entities upon reasonable notice for interviews and factual investigations; appearing at the Petco Affiliated Entities’ request to give testimony without requiring service of a subpoena or other legal process; volunteering to the Petco Affiliated Entities pertinent information received by Executive in Executive’s capacity as an employee; and turning over to the Petco Affiliated Entities all relevant documents which are or may come into Executive’s possession in Executive’s capacity an employee or otherwise, all at times and on schedules that are reasonably consistent with Executive’s other permitted activities and commitments.
7.
Executive’s Acknowledgements. By executing and delivering this Agreement, Executive expressly acknowledges that:
(a)
Executive has been given at least 45 days to review and consider this Agreement. If Executive signs this Agreement before the expiration of 45 days after Executive’s receipt of this Agreement, Executive has knowingly and voluntarily waived any longer consideration period than the one provided to Executive and such earlier signature was not induced by the Company through fraud, misrepresentation or a threat to withdraw or alter this Agreement prior to the expiration of such 45-day period. No changes (whether material or immaterial) to this Agreement shall restart the running of this 45-day period.
(b)
Executive is receiving, pursuant to this Agreement, consideration in addition to anything of value to which Executive is already entitled;
(c)
Executive acknowledges that they have read and understands this Agreement and further agrees that this Agreement is written in an understandable manner. Executive has been advised, and hereby is advised in writing, to discuss this Agreement with an attorney of Executive’s choice and that Executive has had an adequate opportunity to do so prior to executing this Agreement;
(d)
Executive fully understands the final and binding effect of this Agreement; the only promises made to Executive to sign this Agreement are those stated herein; Executive is signing this Agreement knowingly, voluntarily and of Executive’s own free will with the full intent of releasing the Company Parties of all claims; Executive acknowledges and agrees that Executive has carefully read this Agreement; and that Executive understands and agrees to each of the terms of this Agreement;
(e)
The only matters relied upon by Executive in causing Executive to sign this Agreement are the provisions set forth in writing within the four corners of this Agreement;
(f)
No Company Party has provided any tax or legal advice regarding this Agreement, and Executive has had an adequate opportunity to receive sufficient tax and legal advice from advisors of Executive’s own choosing such that Executive enters into this Agreement with full understanding of the tax and legal implications thereof; and
(g)
Executive has been provided with, and attached to this Agreement as Exhibit B is, a listing of (i) the job titles and ages of all employees selected for participation in the exit incentive program or other employment termination program pursuant to which the Executive is being offered this Agreement; (ii) the job titles and ages of all employees in the same job classification or organizational unit who were not selected for participation in the program; and (iii) information about the unit affected by the program, including any eligibility factors for such program and any time limits applicable to such program.
(h)
Executive understands that by signing this Agreement, Executive is agreeing to forego any rights or claims arising before the date Executive signs this Agreement. Executive does not waive rights or claims under the ADEA that might arise after the date this Agreement is executed.
8.
Revocation Right. Notwithstanding the initial effectiveness of this Agreement, Executive may revoke the delivery (and therefore the effectiveness) of this Agreement within the seven-day period beginning on the date Executive executes this Agreement (such seven-day period being referred to herein as the “Release Revocation Period”). To be effective, such revocation must be in writing signed by Executive and must be delivered personally or by courier to the Company so that it is received by Giovanni Insana, Chief Legal Officer and Secretary, 10850 Via Frontera, San Diego, California 92127 (email: Giovanni.Insana@petco.com) no later than 11:59 pm PT on the last day of the Release Revocation Period. If an effective revocation is delivered in the foregoing manner and timeframe, the release of claims set forth in Section 3 will be of no force or effect, Executive will not receive the payments or benefits set forth in Section 2, and the remainder of this Agreement will remain in full force and effect.
9.
Governing Law. This Agreement and its performance will be construed and interpreted in accordance with the laws of the State of California without regard to principles of conflicts of law that would apply the substantive law of any other jurisdiction.
10.
Counterparts. This Agreement may be executed in several counterparts, including by .PDF or .GIF attachment to email or by facsimile, each of which is deemed to be an original, and all of which taken together constitute one and the same agreement.
11.
Amendment; Entire Agreement. This Agreement may not be changed orally but only by an agreement in writing agreed to and signed by the Party to be charged. This Agreement, the Award Agreements and the Covenants constitute the entire agreement of the Parties with regard to the subject matter hereof and supersede all prior and contemporaneous agreements and understandings, oral or written, between Executive and any Company Party with regard to the subject matter hereof.
12.
Third-Party Beneficiaries. Executive expressly acknowledges and agrees that each Petco Affiliated Entity that is not a party to this Agreement shall be a third-party beneficiary of Sections 3, 5, 6 and 14 and entitled to enforce such provisions as if it were a party hereto.
13.
Further Assurances. Executive shall, and shall cause Executive’s affiliates, representatives and agents to, from time to time at the request of the Company and without any additional consideration, furnish the Company with such further information or assurances, execute and deliver such additional documents, instruments and conveyances, and take such other actions and do such other things, as may be reasonably necessary or desirable, as determined in the sole discretion of the Company, to carry out the provisions of this Agreement.
14.
Return of Property. Executive represents and warrants that Executive has returned to the Company all property belonging to the Company or any other Company Party, including all computer files, electronically stored information, computers and other materials and items provided to Executive by the Company or any other Company Party in the course of Executive’s employment and Executive further represents and warrants that Executive has not maintained a copy of any such materials or items in any form.
15.
Severability. Any term or provision of this Agreement (or part thereof) that renders such term or provision (or part thereof) or any other term or provision (or part thereof) hereof invalid or unenforceable in any respect shall be severable and shall be modified or severed to the extent necessary to avoid rendering such term or provision (or part thereof) invalid or unenforceable, and such modification or severance shall be accomplished in the manner that most nearly preserves the benefit of the Parties’ bargain hereunder.
16.
Interpretation. The Section headings have been inserted for purposes of convenience and shall not be used for interpretive purposes. The words “hereof,” “herein” and “hereunder” and other compounds of the word “here” shall refer to the entire Agreement and not to any particular provision hereof. The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation”, “but not limited to”, or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter. The word “or” as used herein is not exclusive and is deemed to have the meaning “and/or.” Unless the context requires otherwise, all references herein to a law, agreement, instrument or other document shall be deemed to refer to such law, agreement, instrument or other document as amended, supplemented, modified and restated from time to time to the extent permitted by the provisions thereof. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed against any Party, whether under any rule of construction or otherwise. This Agreement has been reviewed by each of the Parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the Parties.
17.
No Assignment. No right to receive payments and benefits under this Agreement shall be subject to set off, offset, anticipation, commutation, alienation, assignment, encumbrance, charge, pledge or hypothecation or to execution, attachment, levy, or similar process or assignment by operation of law.
18.
Withholdings; Deductions. The Company may withhold and deduct from any payments or benefits made or to be made pursuant to this Agreement (a) all federal, state, local and other taxes as may be required pursuant to any law or governmental regulation or ruling and (b) any deductions consented to in writing by Executive.
19.
Section 409A. This Agreement and the benefits provided hereunder are intended be exempt from, or compliant with, the requirements of Section 409A of the Internal Revenue Code of 1986 and the Treasury regulations and other guidance issued thereunder (collectively, “Section 409A”) and shall be construed and administered in accordance with such intent. Each installment payment under this Agreement shall be deemed and treated as a separate payment for purposes of Section 409A. Notwithstanding the foregoing, the Company makes no representations that the benefits provided under this Agreement are exempt from the requirements of Section 409A and in no event shall the Company or any other Company Party be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Executive on account of non-compliance with Section 409A.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the dates set forth beneath their names below, effective for all purposes as provided above.

EXECUTIVE

/s/ John Zavada

John Zavada

Date: 1/12/2025

PETCO ANIMAL SUPPLIES STORES, INC.

By: /s/ Holly May

Name: Holly May

Title:Chief Human Resources Officer

Date: 1/7/2025

SCOOBY LP

By: /s/ Nishad Chande

Name: Nishad Chande

Title: Authorized Signatory

Date: 1/6/2025

AGREEMENT SHALL NOT BE ENTERED UNTIL ON OR AFTER

DECEMBER 6, 2024, AS PROVIDED HEREIN.

Signature Page to

Separation Agreement

and General Release of Claims

EXHIBIT A

COMMON SERIES C UNITS

Date of Grant	Vesting Commencement Date	Distribution Threshold	Vested as of Separation Date	Unvested as of Separation Date	Accelerated under Section 2(c)
	10/3/2016	$0.75	1,500,000	0	N/A
	10/3/2016	$0.50	1,500,000	0	N/A
	4/1/2020	$0.60	800,000	200,000	126,027

Exhibit A

EXHIBIT B

OWBPA NOTICE

The following information is provided in accordance with the Age Discrimination in Employment Act of 1967 and the Older Workers Benefit Protection Act (“OWBPA”) because the separation benefits offered to you have been established in connection with an employment termination program offered to a group of employees of the Company. In accordance with OWBPA and to give you information regarding your termination, we are providing this disclosure to you.

Identification of Group of Employees: The group of individuals covered by the program include employees in the following operational functions (collectively, the “decisional unit”):

a.
All employees in the following departments:
•
IT Merchandise/Price Integration
•
Advanced Analytics & Data Science
•
General Accounting and Treasury, Strategy and Sustainability, Accounting Management and Systems, and Financial Planning
•
Head of Sustainability
•
Communications

Eligibility Factors: All employees whose employment is being terminated as a part of this Program are eligible for severance payments in exchange for execution of a separation agreement, and all who are 40 years or older have been provided 45 days to consider the proposed separation agreement. Impacted employees were selected based on the elimination of positions as a result of a corporate restructuring and realignment to achieve greater efficiency and role clarity. When individual selections were made without a job elimination, factors were considered including skill, experience, and prior performance.

Job Titles and Ages of Impacted Employees: The following is a listing of the job titles and ages of employees in the decisional unit who were and were not selected for termination and offered a severance package.

Persons Selected for Program and Eligible for Benefits:

Exhibit B

Persons in the Same Job Classification/Organizational Unit Not Selected for Program and Not Eligible for Benefits:

Exhibit B